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Exhibit 1.(8)(a)

                          PARTICIPATION AGREEMENT


      This Participation Agreement, dated [---------], by and among General American Life Insurance Company, a stock insurance company organized under the laws of Missouri ("General American"); General American Capital Company, an investment company organized under the laws of Maryland ("Capital Company"); and Walnut Street Securities, Inc., a broker/dealer corporation organized under the laws of Missouri ("Walnut Street"), restates and replaces the previous participation agreement by and among the parties.

      WHEREAS, Capital Company is a registered investment management company under the Investment Company Act of 1940 ("1940 Act") and offers a series of different investment funds to insurance companies as funding vehicles for variable life insurance and variable annuities; and

      WHEREAS, General American desires to offer its customers the opportunity to direct premium payments from variable contracts (a "Contract" or the "Contracts") through one or more separate accounts to Capital Company's funds (the "Funds"); and

      WHEREAS, Capital Company desires to sell its shares to the separate accounts of General American (an "Account" or the "Accounts") on the same basis that it sells shares to other insurance companies and their separate accounts; and

      WHEREAS Capital Company has obtained from the Securities and Exchange Commission (the "SEC") an order, dated July 24, 1987, authorizing Capital Company to accept funds from and sell shares to registered and unregistered separate accounts related to variable annuities and variable life insurance; and

      WHEREAS Capital Company's investment adviser, Conning Asset Management Company ("Conning"), is duly registered as an investment adviser under the Investment Advisers Act of 1940 and applicable state law; and

      WHEREAS Shares of Capital Company will be distributed by Walnut Street which is registered as a broker/dealer with the SEC and a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD").

      NOW THEREFORE, in consideration of the premises and of the mutual covenants here contained and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

      1.    SALE OF CAPITAL COMPANY SHARES.
            ------------------------------

      1.1. Walnut Street agrees to sell to General American those shares of Capital Company which it orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Capital Company or its designee of the order for the shares of the



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Capital Company.  For purposes of this Section 1.1., General American shall be the designee of the Capital Company for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Capital Company; provided that Capital Company receives notice of such order by 8:30 a.m. St. Louis time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which Capital Company calculates its net asset value pursuant to the rules of the SEC.

      1.2. Capital Company agrees to make shares of its Funds available indefinitely for purchase at the applicable net asset value per share by General American and its Accounts on those days on which the Capital Company calculates its net asset value pursuant to rules of the SEC, and Capital Company shall use reasonable efforts to calculate such net asset value on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Directors of the Capital Company (the "Board") may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

      1.3. Capital Company and Walnut Street agree that shares of the Funds will be sold only to participating insurance companies and their separate accounts. No shares of the Fund will be sold to the general public.

      1.4. Capital Company agrees to redeem for cash, on General American's request, any full or fractional shares of the Funds held by General American, executing such requests on a daily basis at the net asset value next computed after receipt by Capital Company or its designee of the request for redemption. For purposes of this Section 1.4., General American shall be the designee of the Capital Company for receipt of requests for redemption from each account and receipt by such designee shall constitute receipt by Capital Company; provided that Capital Company receives notice of such request for redemption on the next following Business Day.

      1.5. General American agrees to purchase and redeem shares of the Funds offered by the then-current prospectus of Capital Company and in accordance with the provisions of such prospectus.

      1.6. General American shall pay for Capital Company shares on the next Business Day after an order to purchase Capital Company shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire.

      1.7. Issuance and transfer of Fund shares shall be by book entry only. Stock certificates shall not be issued to General American or any Account. Shares ordered from the Capital Company shall be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

      1.8. Capital Company shall furnish same day notice (by wire or telephone, followed by written confirmation) to General American of any income dividends or capital gain distributions payable on the Funds' shares. General American hereby elects to receive all such


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income, dividends, and capital gain distributions as are payable on the Funds'
shares in additional shares of that Fund. Capital Company shall notify General American of the number of shares so issued as payment of such dividends and distributions.

      1.9. Capital Company shall make the net asset value per share for each Fund available to General American on a daily basis as soon as reasonably practical after the net asset value per share is calculated.

      2.    PROSPECTUSES AND PROXY STATEMENTS; VOTING.
            -----------------------------------------

      2.1. Walnut Street shall provide General American, at General American's expense, with as many copies of Capital Company's current prospectus as General American may reasonably request. If requested by General American in lieu thereof, Capital Company shall provide such documentation (including a final copy of the new prospectus as set in type at Capital Company's expense) and other assistance as is reasonably necessary in order for General American once each year (or more frequently if the prospectus for Capital Company is amended) to have the prospectus or private offering memorandum for the Contracts and Capital Company's prospectus printed together in one document, such printing to be at General American's expense.

      2.2. Capital Company's prospectus shall state that a statement of additional information for Capital Company is available from Capital Company, at its expense. Capital Company shall provide such statement of additional information free of charge to General American and to any owner of a Contract or prospective owner who requests such statement.

      2.3. Capital Company, at its expense, shall provide General American with copies of any proxy material, reports to shareholders, and other communications to shareholders in such quantity as General American shall reasonably require for distributing to Contract Owners.

      2.4.  If and to the extent required by law, General American shall:

      (i)     solicit voting instructions from Contract Owners;
      (ii) vote Fund shares in accordance with instructions received from Contract Owners; and
      (iii) vote Capital Company shares for which no instructions have been received in the same proportion as shares of such Fund for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable Contract Owners. General American reserves the right to vote as it sees fit Capital Company shares held in any segregated asset Account in its own right, to the extent permitted by law.

      2.5. Capital Company will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular Capital Company will either provide for annual meetings or comply with the requirements of Sec.16(a) of the 1940 Act with respect to periodic elections of directors and with whatever rules the SEC may promulgate with respect thereto.


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      3.    SALES MATERIAL AND INFORMATION.
            ------------------------------

      3.1. General American shall furnish, or shall cause to be furnished, to Walnut Street, Capital Company, or their designees each piece of sales literature or other promotional material in which Capital Company, Conning, or Walnut Street is named, at least 15 Business Days prior to its use. No such material shall be used if Walnut Street, Capital Company, or their respective designees object to such use within 15 business days after receipt of such material.

      3.2. General American shall not give any information or make any representations or statements on behalf of Capital Company or concerning Capital Company in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for Capital Company shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Capital Company, or in sales literature or other promotional material approved by the Capital Company or its designee or by Walnut Street, except with the permission of the Capital Company or Walnut Street or the designee of either.

      3.3. Capital Company, Walnut Street, or their respective designees shall furnish, or shall cause to be furnished, to General American or its designee, each piece of sales literature or other promotional material in which General American or its separate accounts is named at least 15 Business Days prior to its use. No such material shall be used if General American or its designee objects to such use within 15 Business Days after receipt of such material.

      3.4. Capital Company and Walnut Street shall not give any information or make any representations on behalf of General American or concerning General American, each Account, or the Contracts other than the information or representations contained in a registration statement, private offering memorandum, or prospectus for the Contracts, as such registration statement, private offering memorandum, and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by General American for distribution to Contract Owners, or in sales literature or other promotional material approved by General American or its designee, except with the permission of General American.

      3.5. Capital Company will provide to General American at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to Capital Company or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

      3.6. General American will provide to Capital Company at least one complete copy of all private offering memoranda, registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any


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of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities or first use if there is no such filing.

      3.7. For purposes of this Article 3, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, illustrative software, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, private offering memoranda, statements of additional information, shareholder reports, and proxy materials.

      4.    FEES AND EXPENSES.
            -----------------

      4.1. Capital Company and Walnut Street shall pay no fee or other compensation to General American or each other under this agreement, unless and until a Fund adopts and implements a plan pursuant to Rule 12b-1 of the 1940 Act to finance distribution expenses.

      4.2. All expenses incident to performance by Capital Company under this Agreement shall be paid by Capital Company. Capital Company shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by Capital Company, in accordance with applicable state laws prior to their sale. Capital Company shall bear the expenses for the cost of registration and qualification of Capital Company's shares, preparation and filing of Capital Company's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of Capital Company's shares.

      4.3. General American shall bear the expenses of printing and distributing Capital Company's prospectus to owners of Contracts issued by General American and of distributing Capital Company's proxy materials and reports to such Contract Owners.

      5.    DIVERSIFICATION.
            ---------------

      Capital Company shall at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Internal Revenue Code and the regulations issued thereunder. Without limiting the scope of the foregoing, Capital Company shall at all times comply with Sec.817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such section or regulations.


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      6.    POTENTIAL CONFLICTS.
            -------------------

      6.1. The Board will monitor Capital Company for the existence of any material irreconcilable conflict between the interests of the Contract Owners of all separate accounts investing in Capital Company. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance Contract Owners; or (f) a decision by an insurer to disregard the voting instructions of Contract Owners. The Board shall promptly inform General American if it determines that an irreconcilable material conflict exists and the implications thereof.

      6.2. General American shall report any potential or existing conflicts of which it is aware to the Board. General American shall assist the Board in carrying out its responsibilities under the rules governing shared funding, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by General American to inform the Board whenever Contract Owner voting instructions are disregarded.

      6.3. If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, General American and other participating insurance companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested members), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (a) withdrawing the assets allocable to some or all of the separate accounts from Capital Company or any Fund and reinvesting such assets in a different investment medium, including, but not limited to, another Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more participating insurance companies) that votes in favor of such segregation, or offering to the affected Contract Owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

      6.4. If a material irreconcilable conflict arises because of a decision by General American to disregard Contract Owner voting instructions and that decision represents a minority position or would preclude a majority vote, General American may be required, at Capital Company's election, to withdraw the affected Account's investment in the Capital Company and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Capital Company gives written notice that this provision is being implemented, and until the end of that


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six (6) month period Walnut Street and Capital Company shall continue to accept and implement orders by General American for the purchase and redemption of Fund shares.

      6.5. For purposes of Sec.Sec. 6.3 through 6.5 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will Capital Company be required to establish a new funding medium for the Contracts. General American shall not be required by Sec.6.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract Owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then General American will withdraw the Account's investment in the Capital Company and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

      7.    TERMINATION OF AGREEMENT.
            ------------------------

      7.1. This Agreement may be terminated at any time by General American on 180 days' written notice to Capital Company and Walnut Street or by Capital Company or Walnut Street on 180 days' written notice to General American.

      7.2. Notwithstanding any termination of this Agreement, Capital Company and Walnut Street shall, at the option of General American, continue to make available additional shares of the Capital Company pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement ("Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in Capital Company, redeem investments in Capital Company, or invest in Capital Company upon the making of additional purchase payments under the Existing Contracts. A termination under Sec.6 of this Agreement shall end rights of the owners of Existing Contracts.

      7.3. General American shall not redeem Capital Company shares attributable to the Contracts (as opposed to Capital Company shares attributable to General American's assets held in the Account) except: (i) as necessary to implement Contract Owner initiated transactions; or (ii) as required by state or federal laws or regulations or judicial or other legal precedent of general application (a "Legally Required Redemption"). Upon request, General American will promptly furnish to Capital Company and Walnut Street the opinion of counsel for General American (which counsel shall be reasonably satisfactory to Capital Company and Walnut Street) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Fund that was otherwise available under the Contracts without first giving Capital Company or Walnut Street 90 days' notice of its intention to do so.


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      8.    NOTICES.  Any notice under this Agreement shall be in writing
            -------
and: (a) if to Capital Company, delivered or mailed postage prepaid to it at 700 Market Street, St. Louis, MO 63101; (b) if to Walnut Street, delivered or mailed postage prepaid to it at 400 South Fourth Street, Suite 1000, St. Louis, MO 63102; and (c) if to General American, delivered, or mailed postage prepaid to it at 700 Market Street, St. Louis, MO 63101. The parties shall the have right to designate any other address hereafter by written notice to the other parties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names, all as of the date first above written.

                                          GENERAL AMERICAN LIFE
                                          INSURANCE COMPANY



ATTEST: --------------------------        BY --------------------------------
            Robert J. Banstetter                Richard A. Liddy
            Secretary                           President



                                          GENERAL AMERICAN
                                          CAPITAL COMPANY



ATTEST: --------------------------        BY --------------------------------
            Christopher A. Martin               Richard A. Liddy
            Secretary                           President




                                          WALNUT STREET SECURITIES


ATTEST: --------------------------        BY --------------------------------
            Joyce W. Hillebrand                 Milton F. Svetanics
            Assistant Secretary                 Vice President





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